Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: January 17, 2006

Current News
Fourth Quarter: Continental Airlines today reported a fourth quarter 2005 net loss of $43 million ($0.53 diluted loss per share), including a gain of $106 million related to the sale of Copa stock and other special charges of $21 million. Excluding these special items, Continental recorded a net loss of $128 million for the quarter or $1.58 diluted loss per share, which compares favorably to the First Call mean estimate of a loss of $1.68 per share.

Continental incurred a net loss of $68 million for the full year 2005 ($0.97 diluted loss per share), including all 2005 special items. Excluding those special items, Continental recorded a net loss of $205 million for the full year 2005 ($2.93 diluted loss per share).

Continental announced that it expects to record a significant loss for the first quarter 2006 due to the expectation of a continued weak domestic fare environment and high fuel costs.

Cargo, Mail and Other Revenue: Continental estimates cargo, mail and other revenue will be approximately $250 million for the first quarter 2006.

Debt and Capital Leases: Debt and capital lease principal payments for the first quarter 2006 are estimated to be approximately $81 million.

2006 Pension Expense and Contributions
Continental estimates its contributions during 2006 to its pension plans, net of an estimated pension expense, will be approximately $58 million.  This amount includes estimated non-cash pension expense of approximately $200 million and estimated contributions of $258 million.  The estimated 2006 contribution amount does not assume any pension reform.

Fuel Hedges
Continental does not currently have any fuel hedges.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record income of approximately $26 million for the full year 2006 (approximately $6.5 million per quarter) related to the tax-sharing agreement with ExpressJet. For more information regarding this tax-sharing agreement, please see our 2004 Form 10-K/A.

Targeted Cash Balance
Continental anticipates ending the first quarter 2006 with an unrestricted cash and short-term investments balance of between $1.8 and $1.9 billion.

Advanced Bookings - Six Week Outlook
Mainline advanced bookings continue to be a bit softer than last year but the Company is comfortable that the gap will close and the mainline load factor for the first quarter will be about flat year-over-year ("yoy"). Continental is seeing many customers book closer to the date of travel, as many of the advantages of booking early have been eroded by competitors' pricing actions.

Continental expects mainline Domestic first quarter load factor will be up 1-2 points yoy on 4.7% more capacity yoy, with moderate yoy yield improvements.

For the first quarter, the mainline Transatlantic load factor is expected to be down slightly yoy on a capacity increase of about 22% yoy, with strong yoy yield improvements expected.

Mainline Latin load factor for the first quarter is expected to be down slightly yoy on a capacity increase of about 9%, with yields slightly up yoy.

Pacific first quarter load factor is expected to be down 1-2 points yoy on a capacity increase of about 16% yoy, with yields down slightly yoy.

Regional first quarter load factor is expected to be up 1.5-2.5 points yoy on a capacity increase of 12.8%, with solid yoy yield improvements.

2006 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	1st Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	4.7% 9.0% 22.0% 16.0% 9.7% 12.8% 10.1%	3.6% 12.0% 15.0% 7.5% 7.6% 11.9% 8.1%

2006 Estimate
Load Factor	1st Qtr.(E)	Full Year(E)
Continental Regional	77 - 78% 73 - 74%	80 - 81% 76 - 77%

2006 Estimate (cents)
Mainline Operating Statistics	1st Qtr.(E)	Full Year(E)
CASM Aircraft Fuel & Related Taxes per ASM CASM Less Aircraft Fuel & Related Taxes (a)	10.43 - 10.48 2.86 7.57 - 7.62	10.32 - 10.37 3.00 7.32 - 7.37

2006 Estimate (cents)
Consolidated Operating Statistics*	1st Qtr.(E)	Full Year(E)
CASM Aircraft Fuel & Related Taxes per ASM CASM Less Aircraft Fuel & Related Taxes (a)	11.29 - 11.34 3.10 8.19 - 8.24	11.16 - 11.21 3.24 7.92 - 7.97

*Consolidated is defined as mainline plus regional.

2006 Estimate
Fuel Gallons Consumed	1st Qtr. (E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	343 Million 78 Million $1.91	1446 Million 334 Million $2.00

2006 Estimated Amounts ($Millions)
Selected Expense Amounts	1st Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$245 $184 $95 $74	$995 $750 $385 $278

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses.

Cash Capital Expenditures	2006 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$83 100 44 $227 25 $252

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2006 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $93 Between $50 - $93 Between $17 - $49 Under $17 Net Loss	86.5 86.5 86.5 86.5 86.5	110.9 106.7 101.7 89.8 86.5	$8.5 $4.8 $2.3 -- --

Full Year 2006 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $247 Between $130 - $247 Between $63 - $129 Under $63 Net Loss	87.2 87.2 87.2 87.2 87.2	109.6 105.5 100.5 91.7 87.2	$23.0 $12.8 $6.1 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	1st Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,386	$ 2,397	$ 9,953	$ 10,002
Special Items	-	-	-	-
Operating Expenses Excluding Special Items - Non-GAAP	$ 2,386	$ 2,397	$ 9,953	$ 10,002
Aircraft Fuel & Related Taxes	(655)	(655)	(2,892)	(2,892)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 1,731	$ 1,742	$ 7,061	$ 7,110

ASMs (millions)	22,870	22,870	96,455	96,455

Mainline CASM (cents)
CASM-GAAP	10.43	10.48	10.32	10.37
Special Items	-	-	-	-
CASM Excluding Special Items - Non-GAAP	10.43	10.48	10.32	10.37
Aircraft Fuel & Related Taxes per ASM	2.86	2.86	3.00	3.00
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	7.57	7.62	7.32	7.37

Consolidated (Mainline plus Regional)	1st Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,930	$ 2,943	$ 12,264	$ 12,319
Special Items	-	-	-	-
Operating Expenses Excluding Special Items - Non-GAAP	$ 2,930	$ 2,943	$ 12,264	$ 12,319
Aircraft Fuel & Related Taxes	(804)	(804)	(3,560)	(3,560)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 2,126	$ 2,139	$ 8,704	$ 8,759

ASMs (millions)	25,961	25,961	109,850	109,850

Consolidated CASM (cents)
CASM-GAAP	11.29	11.34	11.16	11.21
Special Items	-	-	-	-
CASM Excluding Special Items - Non-GAAP	11.29	11.34	11.16	11.21
Aircraft Fuel & Related Taxes per ASM	3.10	3.10	3.24	3.24
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	8.19	8.24	7.92	7.97

(a) Cost per available seat mile excluding fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

Reconciliation of GAAP to Non-GAAP Financial Information
(in millions except per share data)	4th Qtr 2005	Full Year 2005
GAAP Net Income/(Loss) Adjustments for special items (b) Non-GAAP Income/(Loss) excluding special items (c) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (c)	$ (43) (85) $ (128) 80.8 $(1.58)	$ (68) (137) $ (205) 70.3 $(2.93)

(b) The $85 million special gain in the fourth quarter includes $106 million related to the sale of approximately nine million shares of common stock in the initial public offering of Copa Holdings, S.A. ("COPA"), offset by a $21 million special charge, which is primarily a non-cash settlement charge related to the lump-sum distributions from the pilot pension plans. The $137 million special item for the Full Year 2005 includes $106 million gain related to the sale of approximately nine million shares of common stock in COPA 's initial public offering, $98 million gain related to the disposition of ExpressJet shares, offset by special charges of $43 million related to the freezing of the portion of our defined benefit pension plan attributable to pilots, a $40 million settlement charge related to lump-sum distributions from the pilot pension plans, and a $16 million reversal of previously recorded charge related to permanently grounded aircraft.

(c) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
December 31, 2005

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline	YE 2005	2006E	2007E	YE 2007E
777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 MD-80 737-700 737-300 737-500	18 16 10 13 41 12 99 0 36 48 63	- - - 4 - - 6 - - - -	2 - - - - - - - - - -	20 16 10 17 41 12 105 - 36 48 63
Total	356	10	2	368

Regional
ERJ-145XR ERJ-145 ERJ-135	96 140 30	8 - -	- - -	104 140 30
Total	266	8	-	274

Total Count	622	18	2	642